January 27, 2023

Spirit of America Investment Fund, Inc.

477 Jericho Turnpike

Syosset, New York 11791

Re:	Spirit of America Investment Fund, Inc. SEC File Nos. 333-27925/811-08231

Dear Sir/Madam:

In connection with the filing of Post-Effective Amendment No. 75 to the Registration Statement on Form N-1A (the “Registration Statement”) filed by Spirit of America Investment Fund, Inc. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”), we hereby consent to the use of our name as counsel in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act, the 1940 Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP